EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 14, 2007, accompanying the consolidated financial statements and schedules of PW Eagle, Inc. and accompanying management’s assessment of the effectiveness of internal control over financial reporting, which reports are included in the Annual Report on Form 10-K of PW Eagle, Inc. for the year ended December 31, 2006. We hereby consent to the incorporation by reference of the aforementioned reports in this Post-Effective Amendment No. 2 on Form S-3 to the Registration Statement on Form S-1 of PW Eagle, Inc. and the related Prospectus and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Portland, Oregon

May 1, 2007